CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Valued Advisers Trust and to the use of our report dated December 26, 2018 on the financial statements and financial highlights of Dana Epiphany ESG Equity Fund, formerly Epiphany FFV Fund, a series of shares of beneficial interest in Valued Advisers Trust.

BBD, LLP

Philadelphia, Pennsylvania

February 26, 2019